                                                                    Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:    Mason N. Carter, Chairman & CEO
            973-575-1300, ext. 1202
            mnc@merrimacind.com


          MERRIMAC REPORTS FOURTH QUARTER AND FISCAL YEAR 2002 RESULTS


WEST CALDWELL, N.J., APRIL 21, 2003: Merrimac Industries, Inc. (AMEX: MRM), a leader in the design and manufacture of RF Microwave components, assemblies and micro-multifunction modules (MMFM(R)), today announced results for the fourth quarter and fiscal year 2002.

Sales for the fourth quarter of 2002 were $5,318,000, a 25.4 percent decrease compared to fourth quarter 2001 sales of $7,124,000. Operating loss in the current quarter totaled $1,916,000, or $1,646,000 before giving effect to a personnel restructuring charge of $270,000, compared to operating income of $170,000 for the fourth quarter of 2001.

Net loss for the fourth quarter of 2002 was $2,281,000 compared to net income of $128,000 for the fourth quarter of 2001. Net loss per share was $.73 for the fourth quarter of 2002 compared to net income per share of $.05 reported for the fourth quarter of 2001.

For fiscal year 2002, sales were $24,570,000, a 4.7 percent decrease compared to sales of $25,792,000 for fiscal year 2001. Operating loss for fiscal year 2002 totaled $1,723,000, or $1,213,000 before giving effect to personnel restructuring charges of $510,000 in the second and fourth quarters, compared to an operating loss of $113,000 for fiscal year 2001, or an operating income of $217,000 before the effect of charges associated with the reincorporation in Delaware of $330,000 in the first quarter of 2001.

Net loss for fiscal year 2002 was $2,135,000, which gives effect to the after-tax impact of personnel restructuring charges of $510,000 in the second and fourth quarters of 2002. For fiscal year 2001, net income was $24,000, which gives effect to the after-tax impact of the first quarter 2001 reincorporation charge of $198,000.

Net loss per share for fiscal year 2002 was $.69, giving effect to the impact of the $.17 per share personnel restructuring charges reported in the second and fourth quarters of 2002. For fiscal year 2001, net income per share was $.01, giving effect to the after-tax impact of the $.07 per share reincorporation charge in the first quarter of 2001.

The weighted average number of basic shares outstanding increased by approximately 478,000 shares or 18.1 percent for the fourth quarter of 2002 compared to the fourth quarter of 2001, and increased by approximately 450,000 shares or 17.1 percent for fiscal year 2002 compared to fiscal year 2001. The increase in shares outstanding was primarily due to the issuance of 528,000 shares to DuPont Electronic Technologies during the first quarter of 2002.

The backlog at the end of the fourth quarter of 2002 was $10.0 million, a decrease of $1.8 million or approximately 15.3 percent compared to the backlog of $11.8 million at year-end 2001. Orders received during the fourth quarter of 2002 totaled $4.4 million and were approximately 19.5 percent below fourth quarter 2002 sales. Orders received for fiscal year 2002, totaled $22.8 million and were approximately 7.9 percent below sales recorded in fiscal year 2002. The reductions in orders and backlog reflected continuing softness in certain communications markets that the Company serves.

The fourth quarter and fiscal year 2002 operating losses were primarily attributable to reduced sales resulting from the continuing economic slowdown especially in the areas served by the Company, and were further impacted because selling, general and administrative expenses and research and development expenses did not decrease proportionally in relation to the reduced sales.

The net loss for the fourth quarter and fiscal year 2002 includes establishing a non-cash valuation allowance of $645,000 (or $.21 per share) against certain previously recorded deferred tax assets. The Company made an assessment that due to the uncertainties related to the extent and timing of its future taxable income, it was appropriate to fully reserve the Company's domestic deferred tax assets. As a result, the provision for income taxes for the fourth quarter of 2002 was $317,000 and for fiscal year 2002 was $237,000.

On April 17, 2003, the Company's principal loan agreements were amended, reducing its revolving credit facility from $3,780,000 to $1,000,000, extending the maturity date of the revolving credit facility from June 30, 2003 to January 31, 2004 and shortening to January 31, 2004 the maturity date on each of its first mortgage loan from March 2007, and term loan from December 2009. The Company is treating these loans as a current liability at December 28, 2002.

Management of the Company is contemplating additional cost and capital expenditure reductions as a means to improve cash flow. Management also believes that the potential exists for various financing alternatives, including but not limited to a sale and lease-back of certain property and/or obtaining secured financing from an asset based lender. While management believes any one of these financing alternatives, combined with current liquid resources and the expected cash flows from operations should be sufficient to meet the obligations to Fleet Bank and currently contemplated operations during the next twelve months, there can be no assurance that any alternative financings can be obtained by the Company.

Chairman and CEO Mason N. Carter commented, "The fourth quarter operating results resulted from a number of factors including some reorganizational disruption, unfavorable product mix, decreased backlog and an inventory write-down. The results were particularly disappointing since the first nine months of 2002 reflected a substantial improvement in operating performance over 2001.

"To limit risk and to offset soft bookings and high level of unpredictability of order placement and timing, proactive measures were taken by our management team which included a reduction in force. The total reduction in force during 2002 was 12%.

"While such reductions are never pleasant, and this reorganization was more difficult to implement than planned, they were clearly required in light of the current worldwide economic conditions and have allowed us to make positive, beneficial change."

Mr. Carter continued, "Our new facility is providing high volume, efficient capability for both conventional technology and Multi-Mix(R). An increase in commercial Multi-Mix(R) business early in 2003 is directly attributable to the efficient production capabilities at our new facility. We are also hiring and training staff for the anticipated conversion of business prospects.

"Successful design wins in the fourth quarter included solutions for the F-15, F-22 and Joint Strike Fighter, missile radar, satcom, and classified programs. Included was a complex Multi-Mix(R) integrated module with cross-platform opportunity."


ABOUT MERRIMAC

Merrimac Industries, Inc. is a leader in the design and manufacture of Multi-Mix PICO RF Microwave components, assemblies and micro-multifunction modules (MMFM), serving the wireless telecommunications industry worldwide with enabling technologies for space, defense and commercial applications. Merrimac is focused on providing Total Integrated Packaging Solutions(TM) with Multi-Mix(R) Microtechnology, a leading edge competency providing value to our customers through miniaturization and integration. The Multi-Mix process for microwave, multilayer integrated MMFM circuitry is a patented method developed by Merrimac Industries based on fluoropolymer composite substrates. The fusion bonding of multilayer structures provides a homogeneous dielectric medium for superior electrical performance at microwave frequencies. The bonded layers may incorporate embedded semiconductor devices, MMICs, etched resistors, passive circuit elements and plated-through via holes to form a three-dimensional subsystem enclosure that requires no further packaging. Merrimac Industries facilities are registered under ISO 9000, an internationally developed set of quality criteria for manufacturing operations.

Merrimac Industries, Inc. and its subsidiary Filtran Microcircuits Inc., are located in West Caldwell, NJ, San Jose, Costa Rica and Ottawa, Ontario, Canada, and have approximately 220 co-workers dedicated to the design and manufacture of signal processing components, gold plating of high-frequency microstrip, bonded stripline and thick metal-backed Teflon (PTFE) micro-circuitry and subsystems providing Total Integrated Packaging Solutions for wireless applications. Merrimac (MRM) is listed on the American Stock Exchange. Multi-Mix, Multi-Mix PICO, MMFM and Total Integrated Packaging Solutions are trademarks of Merrimac Industries, Inc. For more information about Merrimac Industries, Inc. and Filtran Microcircuits Inc., please visit http://www.merrimacind.com and http://www.filtranmicro.com.

This press release contains statements relating to future results of the Company (including certain projections and business trends) that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to: general economic and industry conditions; slower than anticipated penetration into the satellite communications, defense and wireless markets; the risk that the benefits expected from the acquisition of Filtran Microcircuits Inc. are not realized; the ability to protect proprietary information and technology; competitive products and pricing pressures; the risk that the Company will not be able to continue to raise sufficient capital to expand its operations as currently contemplated by its business strategy; risks relating to governmental regulatory actions in communications and defense programs; risks associated with demand for and market acceptance of existing and newly developed products; and inventory risks due to technological innovation and product obsolescence, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the Company's Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Note: Merrimac news releases are also available on the Internet at: http://www.prnewswire.com.



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                            MERRIMAC INDUSTRIES, INC.
                SUMMARY OF CONSOLIDATED STATEMENTS OF OPERATIONS
                                   (Unaudited)

                                                                               Quarter Ended
                                                                               -------------
                                                                        December 28        December 29
                                                                            2002               2001
                                                                   --------------------------------------
Net sales                                                                   $5,318,000        $7,124,000
Gross profit                                                                 1,671,000         3,605,000
Selling, general and administrative expenses                                 2,499,000         2,555,000
Research and development                                                       818,000           880,000
Restructuring charge                                                           270,000                --
Operating (loss) income                                                     (1,916,000)          170,000
Interest and other expense, net                                                 48,000            52,000
Income before income taxes                                               (a)(1,964,000)          118,000
Provision (benefit) for income taxes                                     (a)   317,000           (10,000)
Net income (loss)                                                        (a)(2,281,000)          128,000

Net income (loss) per common share - basic and diluted                   (a)    $(.73)              $.05

Weighted average number of shares outstanding - basic                        3,128,000         2,649,000
Weighted average number of shares outstanding - diluted                      3,128,000         2,687,000

                                                                                Year Ended
                                                                                ----------
                                                                        December 28           December 29
                                                                            2002                  2001
                                                                   --------------------------------------
Net sales                                                                  $24,570,000       $25,793,000
Gross profit                                                                10,466,000        13,279,000
Selling, general and administrative expenses                                 8,950,000         9,680,000
Research and development                                                     2,729,000         3,382,000
Restructuring charges-2002/Reincorporation charge-2001                         510,000           330,000
Operating (loss)                                                            (1,723,000)         (113,000)
Interest and other expense (income), net                                       176,000           (17,000)
Income (loss) before income taxes                                        (b)(1,898,000)      (c) (96,000)
Provision (benefit) for income taxes                                     (b)   237,000       (c)(120,000)
Net income (loss)                                                        (b)(2,135,000)      (c)  24,000

Net income (loss) per common share - basic and diluted                   (b)     $(.69)      (c)    $.01

Weighted average number of shares outstanding - basic                        3,074,000         2,624,000
Weighted average number of shares outstanding - diluted                      3,074,000         2,736,000

(a) Reflects the effects of the fourth quarter 2002 restructuring charge which increased the net loss by $270,000 or $.09 per share for the fourth quarter of 2002, and a tax provision to establish a $645,000 valuation allowance (or $.21 per share) against deferred tax assets.
(b) Reflects the effects of the second and fourth quarter restructuring charges which increased the net loss by $510,000 or $.17 per share for fiscal year 2002, and a tax provision to establish a $645,000 valuation allowance (or $.21 per share) against deferred tax assets.
(c) Reflects the effects of the first quarter 2001 reincorporation charge of $330,000 which reduced net income by $198,000 or $.07 per share for fiscal year 2001.